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                                                                    Exhibit 10.8


                              AMENDED AND RESTATED
                         SALES REPRESENTATION AGREEMENT


        This Sales Representation Agreement (this "Agreement") is the amendment and restatement of an agreement entered into as of the 8th day of December, 1988 and amended April 18, 1991, April 17, 1992, April 1, 1996 and October 30, 1998 between Geneva Steel Company, a Utah corporation ("Geneva"), and Mannesmann Pipe & Steel Corporation, a New York corporation ("Mannesmann").


                                    Agreement

        In consideration of the mutual promises contained herein, and other valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto agree as follows:

        1. Grant. Subject to the terms and conditions contained in this Agreement, Geneva grants to Mannesmann the sole and exclusive right to purchase from Geneva, sell and distribute to customers now or hereafter located in the geographical area defined on Exhibit A, attached hereto (the "Territory"), those steel products produced by Geneva that are more particularly described on Exhibit B attached hereto ("Products"); provided, however, Geneva shall have the option to exclude from time to time from the "Products" and from the terms of this Agreement any pipe produced at the pipe mills located at the Geneva Steel Works. For purposes of this Section 1, a customer will be deemed to be located within the Territory only if that customer's purchasing and delivery locations for the Products it orders are located within the Territory.

        2. Reservation of Right. Notwithstanding Section 1 of this Agreement, Geneva reserves the right, subject to Section 3.11 of this Agreement, to sell Products and other materials produced by Geneva ("other materials") to any customer in or outside of the Territory; provided, however, that subject to
Section 3.2 hereof, Geneva agrees, so long as Mannesmann is complying with its obligations pursuant to Section 3.1 hereof, not to expand its marketing or sales efforts within the Territory for the purpose of increasing the number of customers within the Territory that purchase Products directly from Geneva. Any contact relating to the marketing or sale of Products by Geneva with any customer within the Territory, other than those customers identified on Exhibit C attached hereto ("Geneva Direct Customers"), shall be coordinated with Mannesmann, in advance when practicable. Geneva shall have the right to contact any customer or potential customer in the Territory and Mannesmann shall provide Geneva with the names and addresses of the appropriate contact persons with such customers or potential customers for such purpose; provided, however, that no sales of Products by Geneva to any customer of Mannesmann in the Territory (other than to a Geneva Direct Customer) shall be concluded without notice of such sale to Mannesmann.


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        3. Sale of Product.

               3.1 Sales Effort of Mannesmann. Mannesmann will use its best efforts to engage in a consistent, deliberate sales effort that is, in good faith, calculated to optimize the sale of Products in the Territory (including with respect to product mix and overall margin optimization), the net mill return to Geneva, and the integration of such effort with Geneva's sales efforts and overall sales philosophy. For purposes of this Agreement, "net mill return to Geneva" shall mean the total sales price actually received by Geneva for Products or other materials, as the case may be, less transportation charges incurred in delivering Products or other materials to customers.

               3.2 Direct Sales. Geneva may, at Geneva's option and notwithstanding any provision hereof to the contrary, sell Products and other materials directly to any customer or potential customer within the Territory if such customer or potential customer expresses its refusal to place an order through Mannesmann or if Mannesmann refuses to take an order from such customer or potential customer. Mannesmann agrees to provide Geneva with prompt notice of any refusal by a customer or potential customer to place an order through Mannesmann or Mannesmann's refusal to accept an order from any customer or potential customer and to facilitate the placement of an order by such customer or potential customer directly with Geneva. Geneva agrees to exercise such option in a manner as not to unduly disrupt service by Mannesmann to customer or potential customer.

               3.3 Employees.

                      a. Geneva shall make available to Mannesmann the services of certain of Geneva's employees (the "Employees"). The number and identity of the Employees, and the terms and conditions of such employment, shall be mutually acceptable to Geneva and Mannesmann, including the replacement or removal of the Employees by Mannesmann during the term of this Agreement. The Employees shall assist Mannesmann in its marketing, sales, servicing and invoicing of Product to customers of Mannesmann in the Territory pursuant to this Agreement; provided, that any such Employees that have historically been involved in the sale of pipe products may be excluded by Geneva from the provisions of this Agreement in the event Geneva exercises its right to exclude pipe products from the definition of "Products" pursuant to Section 1 hereof. Mannesmann shall reimburse Geneva on demand for the salary, payroll burden and benefits (except as otherwise specified in Sections 3.3(b) and 3.3(c)) incurred by Geneva in connection with the Employees. Mannesmann shall be solely responsible for any expenses incurred by the Employees related to such assistance and shall ensure that the


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Employees comply with Mannesmann's expense reimbursement guidelines with respect thereto.

                      b. Geneva shall continue to maintain all insurance coverage applicable to the Employees consistent with coverage provided with respect to other employees of Geneva, including but not limited to workers' compensation, health insurance, life insurance, short term disability and long term disability. Geneva's workers' compensation insurance shall be endorsed to name Mannesmann as an alternate employer using Endorsement Number WC-00-03-01. Mannesmann shall obtain an endorsement to its existing commercial general liability insurance extending coverage to the acts and omissions of the Employees and naming Geneva as an additional insured and shall issue to Geneva a waiver of subrogation claims.

                      c. Mannesmann shall indemnify, defend, and hold harmless Geneva from and against any claims against Geneva: (i) by third parties for any acts or omissions of the Employees while performing services for Mannesmann or any of the customers of Mannesmann; and (ii) by any Employee for claims other than personal injuries to the claimant, to the extent such claim arises out of or relates to acts or omissions of other Employees or the acts or omissions of employees of Mannesmann in the scope of such employee's employment. Geneva shall indemnify, hold harmless and defend Mannesmann from and against any claims against Mannesmann by any Employee (or beneficiaries of or persons claiming through any Employee): (i) arising out of acts or omissions of other employees of Geneva in the scope of such Employee's employment; and (ii) arising out of or relating to claims or expenses for personal injuries, health benefits, life insurance, short term disability or long term disability to the extent Geneva would be otherwise liable for such claims pursuant to Geneva's plans, policies or practices. Mannesmann hereby waives all claims against Geneva arising out of or as a result of any claim being filed by an Employee against Mannesmann to the extent such claim against Mannesmann is covered by the workers' compensation insurance endorsement obtained with respect to the Employees by Geneva pursuant to Section 3.3b.

                      d. During the term of this Agreement, and for one (1) year after the termination or expiration of the term of this Agreement, Mannesmann shall not attempt to hire, hire or otherwise cause, induce or suggest that any such employee terminate employment with Geneva.

               3.4 Acceptance of Orders. Geneva shall, in its sole discretion, have the right to accept or reject any order for Products or other materials that is submitted by Mannesmann; provided, however, that any such order shall be deemed accepted by Geneva if notice of a rejection thereof is not given to Mannesmann



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as soon as is reasonable under the circumstances, but in no event later than (a) within five business days after Geneva received such order from Mannesmann, if such order is wholly for Products or other materials that are generally and regularly produced by Geneva and at Geneva's then current and applicable published price for such Products or other materials, and (b) within ten business days after Geneva receives such order from Mannesmann if any portion of such order is for Products or other materials that are not generally and regularly produced by Geneva, or at a price that is lower than Geneva's then current and applicable published price for such Products or other materials.

               3.5 Sales Forecast Reports.

                      a. On or before the first business day of the calendar month preceding each calendar quarter Mannesmann shall submit to Geneva, in writing, a forecast for such quarter that sets forth Mannesmann's anticipated sales of Products.

                      b. On a best effort basis by Mannesmann, each such forecast shall include a breakdown of anticipated sales for each calendar month falling within the calendar quarter covered by such forecast and shall otherwise include such details as are reasonably requested by Geneva upon reasonable notice to Mannesmann.

               3.6 Sales Representatives. Mannesmann shall, at all times, maintain a sales force and support personnel that are adequate and qualified to exploit and develop Mannesmann's marketing opportunities within the Territory. Geneva reserves the right to approve or disapprove of any salesperson that Mannesmann proposes to engage to sell Products within the Territory that was not selling Products for Mannesmann in the Territory on October 31, 1998. Any such salesperson that Geneva, in its reasonable judgment, disapproves shall not be used by Mannesmann to sell Products within the Territory.

               3.7 Efforts of Geneva to Hire Sales Personnel. Mannesmann agrees that it will not interfere in any way with efforts by Geneva to hire any Mannesmann salesperson to sell Products or other materials directly for Geneva. Such efforts may include, without restriction, obtaining letters of intent from Mannesmann salespersons to become employed by Geneva upon the termination of this Agreement. Mannesmann agrees that it will take no action that is detrimental to any salesperson of Mannesmann by reason of such salesperson's signing such a letter of intent or agreeing to become employed by Geneva.



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               3.8 Marketing.

                      a. Mannesmann agrees to incorporate into the marketing effort it makes to sell Products within the Territory, on a good faith basis, any reasonable directions or suggestions made by Geneva with respect to:

                             (i)  marketing techniques and general policies
Mannesmann adopts with respect to the sale of Products within the Territory; and

                             (ii) information, including without restriction,
literature, brochures, and verbal instructions given by sales personnel to customers and prospective customers within the Territory for the purpose of soliciting sales of Products.

                      b. Without limiting the generality of Section 3.8a, Mannesmann agrees that, without the specific prior consent of Geneva, it will not, sell or distribute within the Territory, any plate, wide coil, or pipe product of any manufacturer or distributor (other than Geneva) that competes with any of the Products. As used in Sections 3.8a and 3.8b, a Product or other materials shall not be deemed to be "produced" by Geneva until such time as such Product is actually available for order by customers.

                      c. Mannesmann hereby grants to Geneva a right of first refusal for the term of this Agreement to supply Mannesmann with all Narrow Coil Products (as hereinafter defined) to be sold by, through or under Mannesmann within the Territory. "Narrow Coil Products" shall mean unprocessed hot rolled bands with (i) a width of seventy-six (76) inches or narrower and (ii) a thickness in the range between, and including, nine one-hundredths of one (0.090) inch and above. Prior to accepting from a customer any purchase order or entering into any agreement to sell any Narrow Coil Product, Mannesmann shall provide Geneva with a written notice of each inquiry received by it with respect to the sale of Narrow Coil Product. Such notice shall contain all of the terms and conditions applicable to such inquiry and a copy, if available, of such inquiry (an "Inquiry Notice"). Geneva shall provide to Mannesmann written notice of Geneva's exercise of such right of first refusal within two (2) business days of Geneva's receipt of an Inquiry Notice. In the event that Geneva elects to supply Mannesmann with the Narrow Coil Product identified in an Inquiry Notice, Geneva shall proceed to supply such Narrow Coil Product to Mannesmann in accordance with terms and conditions of the Inquiry Notice as supplemented by this Agreement; provided, however, that in the event of any conflict between such Inquiry Notice and this Agreement, the terms and conditions of this Agreement shall control.



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               3.9 Market Data Reports. Mannesmann will submit to Geneva on a regular basis, but not less frequently than four times each month, a marketing report that will include:

                      a. a brief description of the marketing efforts on behalf of Geneva that have been made since the last marketing report submitted by Mannesmann;

                      b. customer responses to Geneva's currently quoted prices for Products;

                      c. price structures, to the extent available, of steel products produced by competitors of Geneva;

                      d. any general market data that could reasonably be expected to have an effect on Geneva's pricing structure of Products or sales efforts in the Territory;

                      e. customers and prospective customers that have been contacted in an effort to sell Products, including, but not limited to, Narrow Coil Products, within the Territory;

                      f. a report for each customer that has, since the last report, expressed to Mannesmann, its employees or agents, any dissatisfaction with Mannesmann, Geneva, Products or other materials, with details regarding the reason for any such dissatisfaction; and

                      g. a record of all competitive price reports made by Mannesmann during the previous week or which had not been included in a marketing report previously supplied to Geneva.

               3.10 Pricing of Products. Geneva shall, on or before the 45th day prior to the first business day of each calendar quarter, notify Mannesmann of its pricing structure of Products for such quarter that apply in the Territory. Geneva will make a good faith effort to maintain pricing structures throughout each quarter at a competitive level and to immediately notify Mannesmann of any price change applicable in the Territory. Mannesmann shall maintain records of competitive price reports in such detail as Geneva shall request and shall include such reports in the marketing report as provided in Section 3.9g.

               3.11   Sales Allowance, Commission, and Discount.

                      a. Mannesmann shall be entitled to receive as a sales allowance with respect to sales to Mannesmann of Products and other materials shipped, or anticipated to be shipped, to Mannesmann customers located within the Territory an amount (the "Sales Allowance") equal to the total of (x) the Variable Allowance



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for such sale plus (y) 1.13% of the difference between the following (1) the invoice amount with respect to such sale and (2) the Variable Allowance for such sale. The allowance provided in this Section 3.11a shall be deducted by Mannesmann, at the times hereafter indicated, from the funds remitted by Mannesmann to Geneva.

                      b. The Variable Allowance for sales referred to in Section 3.11a is a percentage of the net invoice amount for each ton of Product and other material shipped by Geneva (including direct sales by Geneva other than sales excepted under Section 3.12) for which a Sales Allowance is provided pursuant to this Agreement in each sales year equal to 1.5% on each ton so shipped up to and including 1,000,000 tons in the aggregate and 1% on each ton so shipped above 1,000,000 tons in the aggregate; provided, however, the Variable Allowance for sales of electric resistance welded pipe shall be 1.75%; provided, further, however, the tons of such pipe shipped shall not be included in the tons of Product and other materials shipped by Geneva for purposes of determining the percentage used in the calculation of the Variable Allowance.

                      c. Following each calendar quarter in any sales year either party hereto may propose an adjustment to the portion of the Sales Allowance described in Section 3.11a(y) above, to be effective for sales during the then current calendar quarter, reflecting changes in (1) the Prime Rate, as hereinafter defined, and (2) the average aging of receivables for accounts of Mannesmann arising from sales by Mannesmann of Products and other materials purchased by Mannesmann under this Agreement from those in effect on the date hereof; provided, that Mannesmann shall use its best efforts to maintain the average aging of receivables as low as possible with a target of not more than forty-five calendar days. Such proposal shall be accompanied by detailed justification for such adjustment. In the event the parties hereto fail to agree to the adjustment proposed, such element of the Sales Allowance then in effect shall continue until an adjustment is agreed.

                      d. Any commission payable by Geneva to Mannesmann in connection with the direct sale of Product by Geneva shall be paid by Geneva to Mannesmann upon receipt by Geneva of payment for such Product.

                      e. Mannesmann shall be entitled to receive as an additional discount with respect to each Payment Invoice for Products sold to Mannesmann an amount equal to the product of (x) the average number of days in the period commencing on the date that payment for such Products is received by Geneva in accordance with Section 5.2 of this Agreement and ending on the date on which such Products are shipped (the "Storage Period"); multiplied by (y) (i) the average of the prime rate published in the Money Rates



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section of the Wall Street Journal (the "Prime Rate") on each day during the
Storage Period divided by (ii) 365; and multiplied by (z) (i) the amount set forth on the Payment Invoice with respect to such Product less (ii) the Sales Allowance retained by Mannesmann or otherwise remitted to Mannesmann by Geneva with respect to such Payment Invoice. The initial Storage Period and the average Prime Rate shall be 21 days and 8.25%, respectively. The discount provided in this Section 3.11e shall be deducted by Mannesmann, at the times hereafter indicated, from the funds remitted by Mannesmann to Geneva.

                      f. Following each calendar quarter in any sales year either party hereto may propose an adjustment to the discount described in
Section 3.11e above, to be effective for Payment Invoices during the then current calendar quarter, reflecting changes in (1) the Prime Rate and (2) the Storage Period. In the event the parties hereto fail to agree to the adjustment proposed, such element of the discount then in effect shall continue until an adjustment is agreed.

               3.12 Exception. Notwithstanding Section 3.11 of this Agreement, Geneva shall not be obligated to pay any sales allowance, discount or commission to Mannesmann for any Product that is sold to any customer identified on Exhibit C to this Agreement or to any customer or potential customer with whom Mannesmann has refused to deal or to whom Mannesmann has elected not to sell or for any other materials that are sold by Geneva to any customer located within the Territory. Geneva will have the right to sell such Product or other materials directly or through another sales representative.

               3.13 Title to the Products.

                      a. Title to the Products shall pass to Mannesmann upon the Products being Identified to the Agreement (as defined below). Promptly upon assignment of Products to an order, all such Products shall be stamped, or the lots consisting of such Products shall be marked, with a tracking number (a "Tracking Number") that shall be entered into Geneva's inventory records.

                      b. Products shall be deemed "Identified to the Agreement" on the earlier of:

                             (i) At the time at which the Tracking Number for
such Product or for the lot of which such Product is a part, is identified in Geneva's inventory records as relating to a particular purchase order placed by Mannesmann; provided, however, that any Product Identified to the Agreement that is placed in any of the inventory stockpiles, other than a stockpile relating to the Mannesmann purchase order to which such Product has been



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identified, herein the "Geneva Inventory Stockpiles," shall be deemed to be
"fungible" for purposes of Article 7 of the Utah Uniform Commercial Code (Any fungible Product that is Identified to the Agreement and is located in the "Geneva Inventory Stockpiles," may be replaced by or substituted for any other Product of equal quantity, metallurgical quality and width, thickness and length; provided, that such replacement or substitute Product is concurrently Identified to the Agreement, as provided in the foregoing part of this Section 3.13b(i)); or

                             (ii) At the time at which an invoice is issued to
Mannesmann for designated Products, regardless of whether the requirements of 3.13b(i) have been met.

                      c. Mannesmann may elect to file a protective Form UCC-1 with the Utah Department of Commerce, Division of Corporations and Commercial Code to give public notice of its interest in the Products with respect to which title has passed to Mannesmann.

                      d. Mannesmann acknowledges and consents to the storage of the Products on Geneva's premises whether such Products have or have not been Identified to the Agreement.

               3.14 Books and Records. Geneva shall have the right, exercisable from time to time upon reasonable advance notice, to audit and copy those portions of Mannesmann's books and records necessary to determine Mannesmann's compliance with its obligations under this Section 3. Geneva shall have no right to audit or copy any (a) confidential and proprietary information pertaining to a customer or supplier (other than customers of Products), (b) Mannesmann's books and records relating to salaries of Mannesmann employees, or (c) Mannesmann's books and records unrelated to Mannesmann's obligations hereunder.

        4. Warranty Provisions.

               4.1 Warranty. The Products and other materials produced by Geneva and sold under this Agreement are warranted to conform to contract specifications. The obligations of Geneva under this warranty are limited to an amount equal to the original invoice price of Products or other materials that have been reported by Mannesmann not to conform to such specifications and that have been so found by Geneva after inspection, such amount to be paid either by delivery of replacement product or offset against future invoices as the parties may in good faith mutually agree.

               4.2 Claims. All claims under the warranty set forth at Section
4.1 shall be made in writing by Mannesmann within five working days after receipt by Mannesmann from its customer of



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notice of defect. Geneva will not be responsible for any claim if notice thereof is not received by Geneva promptly following delivery by Geneva to Mannesmann or Mannesmann's customer, whichever is earlier, of the Products or other materials produced by Geneva that are the subject of such claim. Notwithstanding the foregoing, Geneva will not, in any event, be responsible for such a claim if notice thereof is not received by Geneva within the same time limit Geneva contractually prescribes from time to time for customers to whom Geneva sells directly. Geneva agrees in good faith to settle any warranty claim in a timely fashion.

               4.3 Sole Remedy for Defects. Mannesmann agrees to accept the warranty hereinabove contained in lieu of all other warranties, statutory or otherwise, as the sole and exclusive remedy against Geneva for any defects of any nature whatsoever. ANY STATUTORY OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE IS HEREBY WAIVED. EXCEPT FOR THE WARRANTY SET FORTH IN SECTION 4.1 AND THE REMEDY PROVIDED IN SECTION 4.1, ALL WARRANTIES, UNDERTAKINGS AND CONDITIONS, EXPRESS OR IMPLIED, BY STATUTE OR OTHERWISE, ARE HEREBY EXCLUDED. IN NO EVENT SHALL GENEVA BE LIABLE FOR ANY DIRECT, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES SUFFERED BY MANNESMANN OR ANY CUSTOMER OF MANNESMANN.

               4.4 Disputes Regarding Warranty. If Geneva and Mannesmann do not agree regarding the merits of a warranty claim, the disagreement will be settled by the good faith appointment by the parties of a qualified and neutral inspection company that is agreed to by the parties to investigate and report to the parties within a reasonable time regarding the merits of the warranty claim. The results of such report shall be final and binding on the parties hereto.

        5. Credit Risk and Payment.

               5.1 Credit Risk. The credit risk on all Products and other materials shipped by Geneva upon Mannesmann's order shall be borne by Geneva.

               5.2 Payment for Products. Notwithstanding any provision in this Agreement to the contrary, with respect to any purchase order received from Mannesmann by Geneva under this Agreement, as soon as practicable after a Product is Identified to the Agreement, Geneva shall forward, by U.S. Mail or, at the discretion of Geneva, a faster medium such as overnight courier or facsimile transmission, invoices relating to such Product, and the other materials subject to such purchase order, (each a "Payment Invoice"). Each Payment Invoice shall specify the purchase order to which it relates, the estimated promise date with respect thereto and the status of production or shipment of the order. With respect to the Products for which title has passed to


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Mannesmann but that are stored in Geneva's inventory stockpiles, Geneva shall include with the Payment Invoice for such Products a mill test report for such Product and a warehouse receipt, acknowledging Mannesmann's title to the Products, the form of which shall be reasonably acceptable to Geneva and Mannesmann and be sufficient as a warehouse receipt pursuant to Article 7 of the Utah Uniform Commercial Code. Mannesmann shall, every Monday and every Thursday of each week, remit to Geneva by wire transfer in U.S. funds the full amount of all Payment Invoices from Geneva with respect to which such payment has not previously been made less the Sales Allowance owed Mannesmann for shipments to be made pursuant to such orders and the discount identified in Section 3.11e of this Agreement. In addition to the information required above, upon shipment of the Products, Geneva shall provide to Mannesmann the mill test report and bills of lading for such Products.

               5.3 Billing for Products. Mannesmann shall promptly, after receiving Geneva's bill of lading with respect to any Product or other materials, bill its customer for the Product or other materials subject to such invoice. Each of Mannesmann's billings shall be on a net 30 day term or such other term as may be agreed to by Geneva in writing and in advance of Geneva's shipment. Thereafter, Mannesmann will use its best efforts to collect full payment of such invoice from its customer. Geneva and Mannesmann agree to meet periodically to reconcile their records with respect to the transactions under this Agreement to assure that Mannesmann is paid the applicable Sales Allowance and, if necessary, to review and adjust the procedures for billing and payment hereunder.

               5.4 Assignment of Uncollected Accounts. Mannesmann shall keep an accurate accounting of all customer accounts receivable for customers to which Mannesmann sells Products or other materials. With respect to Products and other materials shipped by Geneva pursuant to a purchase order given by Mannesmann to Geneva pursuant hereto, Mannesmann may, at its option, notify Geneva of the failure of a customer to pay any invoice from Mannesmann for such Products and other materials within 90 days from shipment date, specifying the customer, the amount unpaid, the invoice relating to the account and the reason, if any, asserted for non-payment. Within five business days after receipt by Geneva of such notice by Mannesmann, (which notice shall be timely given under the circumstances) Geneva shall remit to Mannesmann by wire transfer in U.S. funds the amount of the invoice from Mannesmann to its customer which has not been paid less the Variable Allowance in the case of a sale as to which a Variable Allowance was paid. Geneva shall use its best efforts to collect each account receivable with respect to which Geneva has so remitted funds and will remit to Mannesmann, within 30 days after collection, Mannesmann's portion of the Variable Allowance on the amount so collected. As to any invoice so paid by Geneva, Mannesmann hereby



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absolutely, irrevocably, presently and unconditionally without further act or deed of any kind or nature whatsoever assigns to Geneva, without recourse to Mannesmann, the accounts receivable represented thereby, all present and future rights to collect from such customer any such unpaid amounts, interest thereon and other amounts in accordance with the terms of the Agreement between Mannesmann and such customer. Mannesmann shall further (a) give Geneva reasonable access to its sales records to allow Geneva to verify accounts receivable so assigned to Geneva, (b) upon request of Geneva, execute such other documents and instruments as Geneva may reasonably determine to be necessary to evidence such assignment and (c) cooperate with Geneva as Geneva reasonably determines necessary to collect such accounts receivable.

        6. Force Majeure. Geneva will not be liable for any failure or delay in delivery caused by an act of God, labor strike, accident, governmental restriction, raw material shortage, or any other cause beyond Geneva's control, or because of equipment failure.

        7. Special or Consequential Damage. Neither party hereto shall be liable to the other party for any special or consequential damages arising from the breach of any obligation under this Agreement.

        8. Relationship of the Parties. The relationship between the parties hereto shall be one of independent contractors. Neither party hereto is authorized to bind the other contractually or otherwise, or to make any representation not permitted herein on behalf of the other party without such other party's consent.

        9. Right to Set-Off. Geneva and Mannesmann agree that if Geneva purchases materials from Mannesmann during the term of this Agreement ("Materials"), and fails to pay for such Materials upon the terms agreed to between the parties, the parties will automatically set-off any such monies that are past due and owing by Geneva to Mannesmann for the Materials against monies due and owed by Mannesmann to Geneva for Products and other materials. For purposes of this Agreement, Materials shall mean, without limitation, any goods the parties may agree upon from time to time. Geneva and Mannesmann agree to use their best efforts to promptly, diligently and in good faith, establish and maintain appropriate accounting procedures necessary to implement any set-off allowed for in this Section 9.

        10. Term of Agreement. This Agreement shall expire at the close of business on September 30, 2001, if notice of such termination is given by a party hereto to the other party not less than six (6) months prior to such termination date. If timely notice of such termination is not given, the term of this Agreement



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shall be extended automatically for an additional three year term and for additional three year terms thereafter until notice of termination is given by a party hereto to the other party not less than six (6) months prior to the next termination date. Notwithstanding the foregoing, Geneva shall have the option to terminate this Agreement effective December 31, 1999 by giving written notice of such termination to the other party hereto not less than six (6) months prior to the effective date of such termination.

        11. Termination. Notwithstanding Section 10, this Agreement may be terminated:

               11.1 by the non-defaulting party if the other party is adjudicated bankrupt, makes a general assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, ceases to conduct business in the ordinary course, has a receiver appointed, files a petition under any bankruptcy, reorganization, debt arrangement, insolvency, liquidation or distribution law or a petition under any bankruptcy, reorganization, debt arrangement, insolvency, liquidation or distribution law is filed against it and is not dismissed within sixty days;

               11.2 by the non-defaulting party if the other party materially breaches any of the terms of this Agreement, unless such breach is cured within thirty days after written notice thereof;

               11.3 by Geneva if Rudy Georg no longer is employed by Mannesmann or his areas of responsibility in relation to Mannesmann's obligations under this Agreement are materially decreased in any way. Mannesmann acknowledges that Rudy Georg is and shall remain the employee of Mannesmann primarily responsible for Geneva's account with Mannesmann and the performance by Mannesmann of its obligations hereunder; or

               11.4 by Geneva if Mannesmann violates the provisions of Section 21 hereof relating to the transfer or assignment of this Agreement by Mannesmann. For the purposes of this Section 11.4, any consent required for an assignment by Mannesmann under Section 21 of this Agreement may be withheld in Geneva's sole and absolute discretion if the assignee is unacceptable to Geneva. For the purposes of this Section 11.4, "transfer or assignment" shall include any transfer or assignment by merger, consolidation, liquidation or transfer of assets or a transfer of control of Mannesmann, without the prior written consent of Geneva, which consent may be withheld in Geneva's sole and absolute discretion. "Control" for the purposes of this Agreement shall mean the sale or transfer of a controlling percentage of the capital stock of

Mannesmann or the sale of at least twenty-five percent (25%) of the value of the assets of Mannesmann.

Provided, however, that if, and only if, Mannesmann gives Geneva written notice of a transfer or assignment (a "Transfer Notice") prior to termination of this Agreement by Geneva pursuant to Section 11.4 of this Agreement, then within fifteen (15) business days after Geneva's receipt of such Transfer Notice, Geneva shall give Mannesmann written notice setting forth the effective date of such termination, if any, which effective date shall not be less than thirty
(30) nor more than ninety (90) days from the date of Geneva's receipt of such Transfer Notice.

               11.5 With respect to Sections 11.3 and 11.4 only, termination of this Agreement shall be Geneva's sole remedy.

        12. Post-Termination Transition. Following a timely notice of termination pursuant to Section 10 of this Agreement, or actual termination effected pursuant to Section 11 of this Agreement, Mannesmann shall promptly afford Geneva its full good faith cooperation in aiding Geneva to effect a transition of Geneva's sales force to replace Mannesmann's sales force that deals with purchasers of the Products and other materials. The cooperation contemplated by this Section 12 includes all acts of Mannesmann reasonably necessary in such transition including, but not limited to, the following:

               12.1 Mannesmann will provide Geneva with a comprehensive list of customers to whom Mannesmann has sold Products or other materials pursuant to this Agreement.

               12.2 For each customer on the list supplied pursuant to Section 12.1, Mannesmann will supply Geneva with the following to the extent that such is in the possession of Mannesmann:

                      (a) all historical sales information kept by Mannesmann relating to Products and other materials purchased by Mannesmann pursuant to this Agreement;

                      (b) the names of the employees or other representatives of such customer that are Mannesmann's primary sales contact for such customer;

                      (c) the names of key management personnel of such customer;

                      (d) the names of all competitor steel product suppliers from whom such customer purchases;

                      (e) the address of the headquarters and of each branch location of such customer;

                      (f) a list of all equipment owned by such customer that is used or that can be used to process Products and/or other materials, including any technical specifications relating to such equipment that Mannesmann may possess; and

                      (g) a list of all steel products such customer is capable of producing.

               12.3 Mannesmann will facilitate an introduction of the employees or other representatives of such customer responsible for making purchasing decisions for Products and other materials to the person or persons designated by Geneva at such time and under such circumstances that, in the best judgment of Mannesmann, will afford Geneva's designated representative with the best opportunity to effect a transition of such customer's purchasing Products and other materials directly from Geneva.

        13. Promotion of Geneva. Mannesmann will use its best efforts at all times that this Agreement is in force to promote and maintain a positive reputation for Geneva among Mannesmann's customers and potential customers with a view to minimizing any inconvenience, concern or confusion on the part of any such customer or potential customer caused by Geneva's taking over all sales efforts in the Territory upon termination of this Agreement.

        14. Insurance. Geneva shall cause Mannesmann to be named as an additional insured on any product liability insurance obtained by Geneva that covers Products and other materials. Geneva will direct the carrier of any such insurance to forward to Mannesmann a certificate of insurance naming Mannesmann as an additional insured on the policy obtained and to give Mannesmann 90 days notice of the termination, for any reason, of such policy.

        15. Notice. Any notice required or permitted hereunder shall be in writing and sent by registered or certified mail, postage prepaid, as follows:

               If to Geneva:

               Geneva Steel Company
               Attention:  Ken C. Johnsen
               P.O. Box 2500
               Provo, Utah 84603
               with a copy to:

               Parr Waddoups Brown Gee & Loveless
               185 South State Street, Suite 1300
               Salt Lake City, Utah 84111
               Attention: Roger D. Henriksen

               If to Mannesmann:

               Mannesmann Pipe & Steel Corporation
               1990 Post Oak Boulevard, 18th Floor
               Houston, Texas 77056

or at such other address as either party to this Agreement may from time to time designate by notice in writing to the other party. Notice shall be deemed given two business days after being mailed in the manner set forth above.

        16. Amendments. Any amendment to this Agreement must be in writing, and signed by all parties to this Agreement.

        17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah.

        18. Required Performance. The failure of either party to this Agreement to require the performance of any term of this Agreement or the waiver by either party of any breach under this Agreement shall not prevent the subsequent enforcement of such term and shall not be deemed a waiver of any subsequent breach.

        19. Costs Upon Default. In the event of a default under the terms of this Agreement, the non-defaulting party shall be entitled to recover from the defaulting party, all costs of the non-defaulting party, including a reasonable attorney's fee, in enforcing the rights of the non-defaulting party hereunder.

        20. Severability. If any provision of this Agreement is held to be invalid or void by any court of competent jurisdiction, such provision shall be deemed severable from the remainder of this Agreement and shall not effect any other provision hereof. If such provision shall be deemed invalid due to its scope or breadth, such provision shall be deemed valid to the extent of the scope or breadth permitted by law.

        21. Assignability. Neither party to this Agreement shall assign any rights or delegate any obligations of such party hereunder, without the prior written consent of the other party hereto. Geneva may withhold any such consent in its sole and absolute discretion. Consent to any assignment shall not operate as a waiver of the necessity for consent to any subsequent assignment and the terms of such consent shall be binding on any person holding by, through or under Mannesmann.

        22. Merger. This Agreement (including all Exhibits hereto, which Exhibits are hereby incorporated herein by this reference) contains the entire understanding between the parties with respect to the subject matter hereof and supercedes all prior understandings between the parties. In the event of any conflict between the terms of this Agreement and any purchase order or any document submitted by Mannesmann to Geneva, this Agreement shall govern.

        23. Confidentiality. Each of Mannesmann and Geneva acknowledges that information, data and documents disclosed or produced by the other party hereto (the "Disclosing Party") pursuant to this Agreement, orally or in writing, including but not limited to, the terms and conditions of this Agreement, unless otherwise specifically designated, shall be deemed "confidential information" within the meaning of this Agreement. Except with prior written consent of the Disclosing Party, all confidential information is solely for use in connection with the performance of the party to which such confidential information was disclosed or produced (the "Recipient Party") of its obligations hereunder and shall not be used by the Recipient Party or disclosed to any other person except with the prior written consent of the Disclosing Party in each instance. "Confidential information" shall not include any such information, data or documents that (a) at the time of disclosure is or subsequently becomes, through no fault of such party, part of the public domain, (b) was known to the party to whom it was disclosed, or (c) was disclosed to the other party by a third party legally entitled to do so.

        24. Counterparts and Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute but one and the same instrument. Counterparts and signatures transmitted by facsimile shall be valid as originals.

        25. Business Days. For purposes of this Agreement "business day" shall mean every Monday through Friday except state, federal and company holidays.

        26. Inurement. This Agreement shall be binding upon and inure to the benefit of Geneva and Mannesmann and their respective successors and assigns.

        27. Effective Date. This Agreement shall be effective as of November 16, 1998 unless the parties mutually agree in writing on a different effective date.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of October 30, 1998.

                                   GENEVA STEEL COMPANY



                                   By: /s/ RICHARD D. CLAYTON
                                       -------------------------------
                                   Name: Richard D. Clayton
                                   Its:  Senior VP of Marketing and
                                         Distribution






                                   MANNESMANN PIPE & STEEL CORPORATION



                                   By: /s/ RUDOLF GEORG
                                       -------------------------------
                                   Name: Rudolf Georg
                                        ------------------------------
                                   Its: President
                                        ------------------------------

                                    EXHIBIT A

                     (Attached to and forming a part of the
                              Amended and Restated
                         Sales Representation Agreement)



        The term "Territory" shall include all of the United States of America excluding Alaska and Hawaii.

                                    EXHIBIT B

                     (Attached to and forming a part of the
                              Amended and Restated
                         Sales Representation Agreement)



        The term "Products" shall mean all steel products manufactured within the mill capabilities by Geneva on October 31, 1998 or thereafter, including hot rolled bands and sheets in thickness of 12 gauge and above, black or temper passed coils, hot rolled plate (including but not limited to strip mill plate), floor plate, welded pipe, and slabs; provided, however, that such term shall not include non-prime or secondary items, products for sale to Geneva or any of its affiliates or ingots or at Geneva's option, pipe products produced by Geneva or at the pipe mills located at the Geneva Steel Works.

                                    EXHIBIT C

                     (Attached to and forming a part of the
                              Amended and Restated
                         Sales Representation Agreement)

                  Geneva Direct Customers within the Territory


               Huntco Steel Inc.